We consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 2, 2005, relating to the financial statements and financial highlights appearing in the October 31, 2005 Annual Report to shareholders of Perritt Emerging Opportunities Fund, a series of Perritt Funds, Inc., portions of which are incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the heading "Independent Registered Public Accountants" in the Statement of Additional Information.

ALTSCHULER, MELVOIN AND GLASSER LLP

/s/ Altschuler, Melvoin and Glasser LLP

Chicago, Illinois

February 24, 2006